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                August 24, 2021

       Kirk Blosch
       President
       Outdoor Specialty Products, Inc.
       3842 Quail Hollow Drive
       Salt Lake City, Utah 84109

                                                        Re: Outdoor Specialty
Products, Inc.
                                                            Registration
Statement on Form 10
                                                            File No. 000-56301
                                                            Filed July 28, 2021

       Dear Mr. Blosch:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Manufacturing
       cc:                                              Ronald N. Vance